EXHIBIT 10.1

PERFORMANCE BASED
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE
AMENDED AND RESTATED FROZEN FOOD EXPRESS INDUSTRIES, INC.
2005 STOCK INCENTIVE PLAN

                THIS AWARD AGREEMENT is made and entered into as of July 1, 2010 (the “Date of Grant”), by and between Frozen Food Express Industries, Inc. (the “Company”), and _________________(“Employee”).

WITNESSETH:

                WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted and the stockholders of the Company have approved the Company’s Amended and Restated 2005 Stock Incentive Plan (the “Plan”), pursuant to which performance based restricted stock award may be granted to employees of the Company and its subsidiaries; and

                WHEREAS, the Company desires to grant to Employee a performance base restricted stock award under the terms of the Plan.

     NOW, THEREFORE, pursuant to the Plan, the Company and Employee agree as follows:

1. Grant of Award. Pursuant to action of the Committee (as hereinafter defined), the Company grants to Employee the performance based restricted stock award described in this Award Agreement (the “Award” or “Restricted Stock Award”).

2. Award Subject to Plan. This Award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. The committee referred to in Section 3 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make awards.

3. Vesting of Award. This Award is granted to Employee hereunder, subject to the other terms and conditions set forth herein, shall become vested in accordance with the following schedule:

Vesting Date	Cumulative Percentage of Stock Vested

Issue Date	0%
First anniversary of the Issue Date	33%
Second anniversary of the Issue Date	66%
Third anniversary of the Issue Date	100%

4. Performance Period. The performance period for the Restricted Stock Award is a one (1) year period commencing January 1, 2010 and ending December 31, 2010 (the “Performance Period”).

5. Performance Based Restricted Stock Award.

                (a) General. Employee’s Performance Based Restricted Stock Award opportunity for the Performance Period is the right to receive from 0% to 150% of ________ shares of the common stock, par value $1.50 per share, of the Company (the “Target Incentive”).

        (b) Amount of Restricted Stock Incentive Due Employee for the Performance Period. The amount of the Target Incentive awarded to Employee for the Performance Period will be based upon the rank of the Company’s “Diluted Earnings per Share” (as defined in Section 6 below) relative to the “Peer Companies’” (as defined in Section 7 below) Diluted Earnings per Share over the Performance Period, as follows:

If the Company’s Diluted Earnings per Share	Then the Percentage of Target
Over The Performance Period As Compared	Incentive
to Peer Companies	Payable to Employee is
Is at the 75th percentile or higher	150%
Is at Median	100%
Is at the 25th percentile	50%
Is below the 25th percentile	0%

At the end of the Performance Period, the percentile rank of the Company’s Diluted Earnings per Share will be calculated. Any Peer Company that is no longer publicly traded shall be excluded from this calculation. The payout associated with the Company’s percentile rank will be based on the chart above with awards interpolated for performance between the 25th and Median and Median and 75th percentile. Notwithstanding the foregoing, no Performance Restricted Stock Award shall be payable unless the Company has positive Diluted Earnings per Share for the Performance Period. In no event will the Committee have discretion to increase the amounts payable hereunder.

(c) Award of Performance Based Restricted Stock Award for the Performance Period. Subject to early termination of this Award Agreement pursuant to Section 8 or Section 9 below, as soon as practicable following the end of the Performance Period and the determination of the Company’s Diluted Earnings per Share as compared to the Median Diluted Earnings Per Share of the Peer Companies over the Performance Period, and in any event, no later than 2 1/2 months after the end of the Performance Period, the Company will award to Employee Restricted Shares of common stock (fractional shares equal 1 additional share) of the Company representing the percentage of the Target Incentive earned by Employee hereunder, if any, as determined pursuant to Section 5(b) above. Prior to the issuance to Employee of restricted shares of common stock awarded under this Agreement, if any, Employee shall have no rights as a stockholder of the Company (including without limitation, the right to payment of dividends or the right to vote) with respect to shares represented by the Performance Restricted Stock Award. Notwithstanding anything else to the contrary provided herein, the Company shall not be obligated to issue any certificate representing the vested shares to be delivered pursuant to this Agreement, unless and until the Company is advised by its counsel that the issuance and delivery of such certificate is in compliance with applicable laws and regulations.

6. Diluted Earnings per Share. Diluted Earnings per Share with respect to the Company and each Peer Company is computed by dividing net income by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares related to stock options and other dilutive securities had been issued using the treasury stock method in conformity with US GAAP.

7. Peer Companies. The Peer Companies are the following:  Celadon Group, Inc., Covenant Transport, Inc., Knight Transportation,  Inc., Marten Transport, Ltd., P.A.M. Transportation, Inc., Quality Distribution, Inc., Saia, Inc., Universal Truckload Services, USA Truck, Inc. and Vitran Corporation.

8. Termination of Employment.

                (a) Except as set forth in subsection (b), this Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer employed by the Company or any of its subsidiaries, if such termination is a voluntary termination or an involuntary termination for Cause (as defined in the Plan). If the Employee is involuntarily terminated other than for Cause (as defined in the Plan), or terminates employment due to death, Total Disability (as defined in the Plan) or retirement (the determination of which shall be made in the sole discretion of the Committee), after completing at least 50% of the Performance Period, Employee shall be entitled to a pro rata portion of the Performance Based Restricted Stock Award determined pursuant to Section 5(b) above, awarded in accordance with the terms of Section 5(c).

(b) Employee will be entitled to receive any Performance Based Restricted Stock Award granted under Section 5 of this Award Agreement if Employee’s employment terminates after the Performance Period but before Employee’s receipt of such Performance Restricted Stock Award payment for the Performance Period, except in the event of a termination for Cause in which case no Award shall be granted.

9. Change of Control. In the event of a Change in Control (as defined in the Plan) of the Company, then upon the effectiveness of such Change in Control, this Award Agreement will terminate and be of no further force and effect and the Employee shall receive the percentage of the Target Incentive based on Diluted Earnings per Share calculated as of the date of such Change in Control, prorated to reflect the actual number of months of service from the Date of Grant to the date of such Change in Control. Contemporaneously with the Change of Control, the Company will deliver to Employee certificate(s) evidencing the shares of common stock of the Company representing the percentage of the Target Incentive earned by Employee hereunder, if any.

10. Forfeiture. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, as such terms are used in Section 304 of the Sarbanes-Oxley Act of 2002 or as interpreted by the Committee, then the Committee in its sole discretion may require Employee to reimburse or forfeit to the Company any payment received or to be received hereunder by Employee during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document that required restatement.

11. Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check, the Company will withhold a portion of the Performance Restricted Stock Award equal to the tax withholding obligation.

12. Non-Transferability. Employee shall not sell, transfer, assign, pledge, or otherwise encumber or dispose of the Performance Restricted Stock Award (or any rights hereunder) nor sell, transfer, assign, pledge or otherwise encumber or dispose of any of the shares of common stock issuable under this Agreement prior to the delivery to Employee of certificates for shares of common stock payable pursuant to Section 4(c) or Section 8.

13. Definitions; Copy of Plan. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan.

14. Committee Administration. The Committee shall have the sole responsibility for construing and interpreting this Agreement, and for resolving all questions arising hereunder. Any decision or action taken by the Committee arising out of, or in connection with, the construction, administration, interpretation and effect of this Agreement shall be conclusive and binding upon all persons.

15. Choice of Law. This Agreement will be governed by the laws of the State of Texas, without regard to the principles of conflicts of law which might otherwise apply.

 IN WITNESS WHEREOF, the Company and Employee have executed this Award Agreement as of the Date of Grant.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

By:

Its:	Chairman of the Board